EXHIBIT 99.1

Contacts:	Manny Villafaña Chairman & CEO, John L. Babitt President & CFO CABG Medical, Inc. PHONE (763) 258 8005 FAX (763) 258 8008
FOR IMMEDIATE RELEASE
CABG MEDICAL ANNOUNCES UPDATE ON CLINICAL TRIAL
Minneapolis, November 15 , 2005—CABG Medical, Inc. (NASDAQ: CABG) today announced the completion of enrollment in the first arm of its international clinical trial of the Holly GraftTM System (HGS), a drug eluting graft (DEG) for facilitating a coronary artery bypass procedure. This first enrollment arm consisted of 35 patients implanted with the HGS and treated with an anti-platelet regimen of aspirin and clopidogrel (Plavix). Twelve grafts have been determined to be occluded and nonfunctional. Additionally, two patients have experienced adverse events, including one death that was determined not to be related to device performance and one adverse event in which the Holly Graft System was removed from the patient prior to the completion of the surgery. The majority of the remaining 21 patients have been examined prior to discharge and, to the Company’s knowledge, are in good health. The Company does not know whether these grafts continue to be functional. None of these patients have undergone a long-term follow-up examination and the ultimate efficacy of the device cannot be assessed until such data is collected.
The next enrollment arm, which has already been initiated, will consist of five patients. The clinicians will treat these patients with an anti-coagulant regimen of aspirin and warfarin rather than aspirin and clopidogrel. The Company will follow these patients for 60 days to evaluate the efficacy of the aspirin and warfarin regimen. If the initial results from these patients is positive, this arm will be expanded to include a total of approximately 30 patients. The Company expects the clinical endpoint of the study to be six-month follow-up, with graft patency to be determined by angiography.
“Our initial results do not meet the standards necessary to obtain regulatory product approvals allowing distribution of the Holly Graft System to the general population of bypass patients,” commented Manny Villafana, the Company’s Chairman and Chief Executive Officer. Mr. Villafana added, “We hope to improve our clinical results in the second phase of our clinical evaluation. Our intention at the conclusion of this second phase of clinical trials is to gather the data on the two anti-coagulation regimens to assess their relative efficacy as a treatment modality for Holly Graft implantations. We will also seek to make such product improvements as are deemed necessary to arrive at an optimal graft design for all bypass patients.”
About CABG Medical
CABG Medical, Inc. is a medical technology company developing technologies and therapies to improve the treatment of coronary heart disease by advancing conventional bypass surgery.

Safe Harbor
This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Such forward-looking statements include the Company’s statements regarding the possibility of improving clinical results in the second phase of its clinical evaluation and its ability to make product improvements to arrive at an optimal graft design for all bypasses. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors. The incorporation of warfarin into our clinical trials may make it significantly more difficult to recruit patients into our clinical trial causing delays in obtaining regulatory approval of our device. Any requirements for an anti-platelet regimen of chronic warfarin could have a significant negative impact on our ability to gain physician adoption, generate significant revenue and achieve profitability. In addition, there is no assurance that warfarin treatment will improve results in the second clinical phase. The failure to improve clinical results in the second phase of clinical trails will make it significantly more difficult to get approval for additional clinical trials. Even if additional clinical trials are approved, there is no assurance that future improvements made in the Holly Graft System will be successful. Without significantly improved clinical results, it is unlikely that the Company will have the ability to get approval from the FDA to begin clinical trials in the United States which could result in causing the Company to discontinue operations. For a discussion of these and other risks and uncertainties that could affect the Company’s activities and results, please refer to the Company’s filings with the Securities and Exchange Commission.
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